UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   April 2, 2008

O2DIESEL CORPORATION

(Exact name of registrant as specified in its charter)

Commission file number: 001-32228

Delaware	91-2023525
(State of incorporation)	(I.R.S. Employer Identification No.)

100 Commerce Drive, Suite 301 Newark, DE	19713
(Address of principal executive offices)	(Zip Code)

(302) 266-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR  230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR  240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange  Act (17 CFR 240.14d-2 (b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange  Act (17 CFR 240.13e-4 (c))

SECTION 3 — SECURITIES AND TRADING MARKET

ITEM 3.01 — Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On April 2, 2008, O2Diesel Corporation (the “Company”) received notice from the staff of the American Stock Exchange (“AMEX”) indicating that the Company is not in compliance with Section 1003(a)(i) of the AMEX Company Guide, in that its stockholders’ equity is less than $2 million and it has sustained losses from continuing operations and/or net losses in two of its three most recent fiscal years, and with Section 1003(a)(iv) which concerns the delisting of the securities of a company based on the amount of such losses and the impairment of its financial condition.

As previously reported, on February 7, 2008, the Company received a notice from the AMEX that due to the deferral of the ProEco Energy Company project, the Company was no longer demonstrating progress consistent with the July 27, 2007 plan and was commencing action to de-list the Company’s common stock.  The Company filed an appeal of the AMEX’s action on February 12, 2008 and is waiting to present the Company’s plan to remain on AMEX at a hearing scheduled for April 15, 2008.  The Company’s common stock continues to trade on AMEX.

There is no guarantee that the Company will be successful at maintaining its AMEX listing. If the Company’s common stock was to be de-listed by AMEX, the Company believes its shares would continue to be traded as a bulletin board stock.

SECTION 9 — FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01.   Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

99.1	Text of Press Release, issued by O2Diesel Corporation on April 4, 2008.

S I G N A T U R E

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

O2DIESEL CORPORATION

By:	/s/ Alan R. Rae
Alan R. Rae
Chief Executive Officer

Date:       April 4, 2008